NEWS RELEASE	C2009-13

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer
NYSE Symbol: DST

FOR IMMEDIATE RELEASE—November 25, 2009	Page 1

DST SYSTEMS, INC. ANNOUNCES EXCHANGE TRANSACTION INVOLVING

4.125% SERIES A CONVERTIBLE SENIOR DEBENTURES

KANSAS CITY, MO (November 25, 2009) – DST Systems, Inc. (NYSE: DST) (the “Company”) today announced that the Company has entered into separate privately negotiated exchange agreements under which it will exchange $66.6 million in aggregate principal of the Company’s outstanding 4.125% Series A Convertible Senior Debentures due 2023 (“Existing Debentures”) for $66.6 million in aggregate principal of new 4.125% Series C Convertible Senior Debentures due 2023 ("New Debentures"). The New Debentures are convertible under certain circumstances by holders into shares of DST common stock per $1,000 original principal amount of debentures at an initial conversion rate of 20.3732 shares (subject to adjustment in certain events). This is equivalent to an initial conversion price of $49.08 per share for the New Debentures.

Shares of the Company’s common stock, into which the New Debentures are convertible, have been reserved for issuance by the Company and listed on the New York Stock Exchange. Holders of the New Debentures have the option to require the Company to purchase the notes on August 15, 2014 and certain subsequent dates, and in certain other circumstances, at a price equal to the accreted principal amount of the Series C debentures to be purchased plus any accrued and unpaid interest. The Company has the right to redeem the New Debentures beginning August 15, 2013.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.